QuickLinks -- Click here to rapidly navigate through this document

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Expeditors International of Washington, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

EXPEDITORS INTERNATIONAL
OF WASHINGTON, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Wednesday, May 8, 2002

To the Shareholders of Expeditors International of Washington, Inc.

        The Annual Meeting of Shareholders of EXPEDITORS INTERNATIONAL OF WASHINGTON, INC. (the "Company") will be held at 2:00 in the afternoon, on Wednesday, May 8, 2002, at the Company's offices located at 1015 Third Avenue, Seattle, Washington, for the following purposes:

  (1)
  To elect seven (7) directors, each to serve until the next annual meeting of shareholders and until a successor is elected and qualified;

  (2)
  To consider and vote upon a proposal to adopt the 2002 Employee Stock Purchase Plan; and

  (3)
  To transact such other business as may properly come before the meeting.

        Shareholders of record on the books of the Company at the close of business on March 11, 2002, will be entitled to notice of and to vote at the meeting and any adjournment thereof.

                      By Order of the Board of Directors

                      Jeffrey J. King
                       Secretary

Seattle, Washington
April 1, 2002

YOUR VOTE IS IMPORTANT

        Whether or not you plan to attend the meeting in person, please sign, date and return the accompanying proxy in the enclosed stamped and addressed envelope. This will ensure a quorum at the meeting. The giving of the proxy will not affect your right to vote at the meeting if the proxy is revoked in the manner set forth in the accompanying proxy statement.

EXPEDITORS INTERNATIONAL
OF WASHINGTON, INC.
1015 Third Avenue, Suite 1200
Seattle, Washington 98104

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
MAY 8, 2002

INFORMATION REGARDING PROXIES

        This proxy statement and the accompanying form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors of Expeditors International of Washington, Inc. (the "Company") for use at the annual meeting of shareholders (the "Annual Meeting") to be held at the Company's offices at 1015 Third Avenue, Seattle, Washington on Wednesday, May 8, 2002, at 2:00 p.m. local time, and at any adjournment or adjournments thereof. Only shareholders of record on the books of the Company at the close of business on March 11, 2002 (the "Record Date") will be entitled to notice of and to vote at the meeting. It is anticipated that these proxy solicitation materials and a copy of the Company's 2001 Annual Report to Shareholders will be mailed to shareholders on or about April 1, 2002.

        If the accompanying form of proxy is properly executed and returned, the shares represented thereby will be voted in accordance with the instructions specified thereon. In the absence of instructions to the contrary, such shares will be voted for all of the nominees for the Company's Board of Directors listed in this proxy statement and in the form of proxy. Any shareholder executing a proxy has the power to revoke it at any time prior to the voting thereof on any matter (without, however, affecting any vote taken prior to such revocation) by delivering written notice to the Secretary of the Company, by executing and delivering to the Company another proxy dated as of a later date or by voting in person at the meeting.

VOTING SECURITIES

        The only outstanding voting securities of the Company are shares of common stock, $.01 par value (the "Common Stock"). As of the Record Date, there were 51,737,174 shares of Common Stock issued and outstanding, and each such share is entitled to one vote at the Annual Meeting. The presence in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required to constitute a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock underlying abstentions and broker non-votes will be considered present at the Annual Meeting for the purpose of determining whether a quorum is present.

        Under Washington law and the Company's charter documents, if a quorum is present, the seven nominees for election to the Board of Directors who receive the greatest number of votes cast by persons present in person at the Annual Meeting or represented by proxy shall be elected Directors. Abstentions and broker non-votes will have no effect on the election of directors. With respect to the proposal to adopt the 2002 Employee Stock Purchase Plan, such proposal will be approved by a majority of the votes cast, including abstentions, by persons present in person at the Annual Meeting or represented by proxy and entitled to vote on the proposal. An abstention from voting on the proposal will have the effect of a vote "Against." Broker non-votes on the proposal will, however, have no effect because such non-votes are not considered "shares entitled to vote" on the proposal.

        Proxies and ballots will be received and tabulated by EquiServe Trust Company, N.A., an independent business entity not affiliated with the Company.

        The Common Stock is listed for trading on the NASDAQ National Market under the symbol EXPD. The last sale price for the Common Stock, as reported by NASDAQ on March 11, 2002, was $60.04 per share.

PRINCIPAL HOLDERS OF VOTING SECURITIES

        The following table sets forth information, as of March 11, 2002, with respect to all shareholders known by the Company to be beneficial owners of more than five percent of its outstanding Common Stock. Except as noted below, each person has sole voting and dispositive powers with respect to the shares shown.

Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class
Ruane, Cunniff & Co., Inc. (1) 767 Fifth Avenue New York, NY 10153-4798	9,724,498	18.80%
Franklin Resources, Inc. (2) One Franklin Parkway San Mateo, CA 94403	3,751,923	7.25%

(1)
The holding shown is as of December 31, 2001, according to Schedule 13G dated February 14, 2002 filed by Ruane, Cunniff & Co., Inc. ("Ruane"), a broker or dealer and an investment advisor. Ruane reports that it has sole voting power with respect to 3,473,926 shares.

(2)
The holding shown is as of December 31, 2001, according to a joint statement on Schedule 13G dated January 25, 2002 filed by Franklin Resources, Inc. ("FRI"), a parent holding company; Franklin Advisers, Inc., an investment advisor; Charles B. Johnson in his individual capacity as principal shareholder of FRI; and Rupert H. Johnson, Jr. in his individual capacity as principal shareholder of FRI. Franklin Advisers, Inc. reports that it has sole voting and sole dispositive power with respect to 3,660,700 shares. Franklin Private Client Group, Inc., an investment advisor subsidiary, is reported to have sole dispositive power with respect to 91,223 shares and no sole voting power.

PROPOSAL 1—ELECTION OF DIRECTORS

Nominees

        The Company by-laws require a Board of Directors composed of not less than six nor more than nine members. A Board of Directors consisting of seven directors will be elected at the Annual Meeting to hold office until the next annual meeting of shareholders and until their successors are elected and qualified. The Board of Directors has unanimously approved the nominees named below. All nominees named below are members of the current Board of Directors.

        Unless otherwise instructed, it is the intention of the persons named in the accompanying form of proxy to vote shares represented by properly executed proxies for the seven nominees of the Board of Directors named below. Although the Board of Directors anticipates that all of the nominees will be available to serve as directors of the Company, should any one or more of them not accept the nomination, or otherwise be unwilling or unable to serve, it is intended that the proxies will be voted for the election of a substitute nominee or nominees designated by the Board of Directors.

        The following table lists the names and ages, and the amount and nature of the beneficial ownership of Common Stock of each nominee, of each of the Named Executive Officers described in the Summary Compensation Table, and all directors and executive officers as a group at March 11, 2002. Except as noted below, each person has sole voting and dispositive powers with respect to the shares shown.

Name	Age	Amount and Nature of Beneficial Ownership	Percent of Class
Nominees:
Peter J. Rose (1)	58	485,328	*
James L.K. Wang (2)(3)	53	138,104	*
R. Jordan Gates (4)	46	128,432	*
James J. Casey (5)	69	85,400	*
Dan P. Kourkoumelis (5)	50	72,000	*
Michael J. Malone (6)	57	16,000	*
John W. Meisenbach (6)	65	16,000	*
Additional Named Executives:
Glenn M. Alger (7)	45	725,871	1.40%
Robert L. Villanueva (8)	49	70,720	*
Rommel C. Saber (9)	44	184,924	*
All directors and executive officers as a group (22 persons) (2)(10)		2,887,129	5.27%

*
Less than 1%

(1)
Includes 158,000 shares subject to purchase options exercisable within sixty days.

(2)
Does not include 402,104 shares gifted to and held by a child of Mr. Wang, as to which Mr. Wang disclaims beneficial ownership.

(3)
Includes 100,000 shares subject to purchase options exercisable within sixty days.

(4)
Includes 104,000 shares subject to purchase options exercisable within sixty days.

(5)
Includes 72,000 shares subject to purchase options exercisable within sixty days.

(6)
Includes 16,000 shares subject to purchase options exercisable within sixty days.

(7)
Includes 167,500 shares subject to purchase options exercisable within sixty days.

(8)
Includes 58,750 shares subject to purchase options exercisable within sixty days.

(9)
Includes 143,500 shares subject to purchase options exercisable within sixty days.

(10)
Includes 1,365,000 shares subject to purchase options exercisable within sixty days.

        All directors hold office until the next annual meeting of shareholders of the Company and until their successors are elected and qualified.

        Peter J. Rose has served as a director and Vice President of the Company since July 1981. Mr. Rose was elected a Senior Vice President of the Company in May 1986, Executive Vice President in May 1987, President and Chief Executive Officer in October 1988, and Chairman and Chief Executive Officer in May 1991.

        James L.K. Wang has served as a director and the Managing Director of Expeditors International Taiwan Ltd. since September 1981 and with its successor, E.I. Freight (Taiwan), Ltd., since January 1991. In October 1988, Mr. Wang became a director and Director-Far East of the Company and in January 1996 he was elected Executive Vice President. Mr. Wang was named President—Asia in May 2000. Mr. Wang has been nominated for re-election to the Board of Directors pursuant to a contractual undertaking made by the Company in connection with the 1984 acquisition of the Company's Hong Kong, Singapore and Taiwan offices. See "Executive Compensation—Employment Contracts" and "Certain Transactions."

        R. Jordan Gates joined the Company as its Controller-Europe in February 1991. Mr. Gates was elected Chief Financial Officer and Treasurer of the Company in August 1994 and Senior Vice President—Chief Financial Officer and Treasurer in January 1998. Mr. Gates was elected to the office of Executive Vice President—Chief Financial Officer and Treasurer in May 2000 and has served as a director since that date.

        James J. Casey became a director of the Company in May 1984. From May 1987 to December 1989, Mr. Casey was the Executive Vice President of Avia Group International, a subsidiary of Reebok and retailer of athletic shoes and sporting apparel. From December 1985 to April 1987, Mr. Casey was the Chief Operating Officer of Starbucks Coffee and Tea, a distributor of premium coffees and teas. From 1978 to November 1985, Mr. Casey was employed by Eddie Bauer, Inc., a subsidiary of General Mills and retailer of high quality recreational and sporting apparel and equipment, in various management capacities, including President-Direct Marketing.

        Dan P. Kourkoumelis became a director of the Company in March 1993. From 1967 through 1998, Mr. Kourkoumelis was employed in various positions by Quality Food Centers, Inc., a supermarket chain, and became a member of its Board of Directors in April 1991. He was appointed Executive Vice President in 1983 and Chief Operating Officer in 1987, President in 1989 and served as Chief Executive

Officer from 1996 to September 1998. Mr. Kourkoumelis is a member of the Board of Directors of the Western Association of Food Chains, the Great Atlantic and Pacific Tea Company, and Briazz, Inc.

        Michael J. Malone became a director of the Company in August 1999. In 1971, Mr. Malone founded AEI Music Network, Inc. and served as the Chairman and Chief Executive Officer of this supplier of music services until its merger with DMX Music, Inc. Since the May 2001 merger, Mr. Malone has served as Chairman of DMX Music, Inc., a subsidiary of Liberty Digital Inc. Mr. Malone is also the owner/operator of several premium hotel properties after first acquiring Seattle's Sorrento Hotel in 1981.

        John W. Meisenbach became a director of the Company in November 1991. Since 1962, Mr. Meisenbach has been the President and sole shareholder of Meisenbach Capital Management, a financial services company. He currently serves on the Board of Directors of Costco Wholesale Corporation, a wholesale membership store chain; and M Financial Group, a financial services organization. Mr. Meisenbach is a trustee of the Elite Fund, an investment company registered under the Investment Company Act of 1940.

Board and Committee Meetings

        The Board of Directors of the Company held one meeting during the year ended December 31, 2001 and transacted business on thirteen occasions during the year by unanimous written consent.

        The Board of Directors has an Audit Committee which consists of Messrs. Casey, Kourkoumelis, Malone, and Meisenbach. The function of the Audit Committee is set forth in the Audit Committee Charter ("the Charter") which was published as Appendix A to the 2001 Proxy Statement dated March 28, 2001. In general, these responsibilities include meeting with the internal financial staff of the Company and the independent public accountants engaged by the Company to review (i) the scope and findings of the annual audit, (ii) quarterly financial statements, (iii) accounting policies and procedures and the Company's financial reporting, and (iv) the internal controls employed by the Company. The Audit Committee also recommends to the Board of Directors the independent public accountants to be selected to audit the Company's annual financial statements and reviews the fees charged for audits and for any non-audit engagements. The Committee's findings and recommendations are reported to management and the Board of Directors for appropriate action. The Audit Committee held four meetings during 2001.

        The Board of Directors has a Compensation Committee which consists of Messrs. Casey, Kourkoumelis, Malone, and Meisenbach. The function of the Compensation Committee is to consider and act upon management's recommendations to the Board of Directors on salaries, bonuses and other forms of compensation for the Company's executive officers and certain other key employees. The Compensation Committee has been appointed by the Board of Directors to administer the Company's stock option plans. The Compensation Committee held two meetings during 2001 and transacted business on one occasion during the year by unanimous written consent.

        The Board of Directors does not have a standing Nominating Committee.

        Each director attended at least 75% of the aggregate of the total number of Board of Directors meetings and meetings of committees of the Board of Directors on which he served.

Directors' Compensation

        Currently directors who are not employees of the Company are each paid an annual retainer fee of $10,000, as well as $1,000 per diem for attendance at Board of Directors or committee meetings. Pursuant to the Amended 1993 Directors' Non-Qualified Stock Option Plan ("1993 Directors' Plan"), each director who is not an employee of the Company and who is elected to office at the annual meeting of shareholders of any year will, on the first business day of the immediately succeeding month, be automatically granted an option to purchase 8,000 shares of Common Stock at the fair market value of the stock on that date.

AUDIT COMMITTEE REPORT

        The Audit Committee has continuously functioned since it was established in 1984 by action of the Board of Directors. The function of the Audit Committee is set forth in the Charter which was adopted by action of the Board of Directors on May 3, 2000.

        Management is responsible for the Company's internal controls and the financial reporting process. The Company's independent auditors, selected each year by the Board of Directors at the recommendation of the Audit Committee, are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. As described in the Charter, the Audit Committee's responsibility is generally to monitor and oversee these processes. Each member of the Audit Committee was and is independent of management according to both the letter and spirit of the applicable rules.

        In addition to its other responsibilities under the Charter, the Audit Committee has reviewed and discussed with the management of the Company the Company's audited financial statements for year ended December 31, 2001. The Audit Committee has discussed with KPMG LLP ("KPMG"), the Company's independent auditors for 2001, the matters required to be discussed by Statement of Auditing Standards 61 (Communication with Audit Committees). In addition, the Audit Committee has received from KPMG written affirmation of their independence required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with KPMG the auditor's independence from the Company and its management.

        Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors of the Company that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

                      James J. Casey
                      Dan P. Kourkoumelis
                      Michael J. Malone
                      John W. Meisenbach

EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

        The Company operates in the highly-competitive global logistics services industry. The Company believes that the quality of its service depends upon the quality of its officers and employees. In order to succeed, the Company believes that it must be able to attract and retain qualified executives.

        The Compensation Committee of the Board of Directors was established to develop and implement compensation policies, plans and programs which seek to:

  •
  attract and retain key executives critical to the long-term success of the Company;

  •
  enhance the profitability of the Company, and thus shareholder value, by aligning closely the financial interests of the Company's senior managers with those of its shareholders; and

  •
  support the short- and long-term strategic goals and objectives of the Company.

        Compensation for each of the Named Executive Officers, as well as other senior executives, consists of a base salary, annual incentive bonus compensation, and long-term incentives in the form of stock options. The Compensation Committee considers the competitiveness of the entire compensation package of an executive officer relative to that paid by similar companies when determining base salaries, percentage allocation of the bonus program, and grant of stock options. The Company's objective is to offer a total compensation package which gives the executive the opportunity to be paid at a level which is superior to that offered by the Company's competitors in the global logistics services industry.

        Base Salary.    Throughout its history, the Company has followed the policy of offering its officers and other key managers a compensation package which is weighted toward incentive-based compensation. Accordingly, the Company believes that annual base salaries of its executive officers are generally set well below competitive levels paid to senior executives with comparable qualifications, experience and responsibilities at other comparably-sized companies engaged in similar businesses as the Company. This belief is based on the general knowledge of the Compensation Committee and management of compensation practices in the industry and, in part, on a review of compensation disclosures in the proxy statements of such comparably-sized companies, including certain companies in the industry group index shown in the stock performance graph elsewhere in this proxy statement.

        Base salaries for executives are reviewed by the Compensation Committee on an annual basis as part of an overall examination of compensation. The base salary may be changed based on the Committee's decision that an individual's contribution, duties, and responsibilities to the Company have changed.

        The Compensation Committee believes that the total compensation of the Chairman and Chief Executive Officer should be closely linked to operating income, and as a result, the fixed portion (represented by base salary) of the compensation package for this position has remained at the current level since June 1, 1987.

        Incentive Compensation.    The Company has maintained an incentive bonus program for executive officers since the inception of the Company. In January 1985, the Compensation Committee fixed the aggregate amount of bonuses available under the program at ten percent of pre-bonus operating income. Factors considered in determining the percentage to be made available for distribution included the number of executives participating in the bonus program, as well as the level of Company operations. The Compensation Committee also considered the aggregate amount of discretionary bonuses paid to executive officers in each of the years from 1982 to 1984, which approximated ten percent of operating income during those years.

        The Compensation Committee believes that setting the aggregate executive bonus at a fixed percentage of operating income, with fluctuations in bonuses paid tied to actual changes in operating income, provides both a better incentive to the executives than discretionary bonuses or alternative targeted performance goals, and a more direct relationship between the executives' incentive compensation and shareholders' return. By placing emphasis on growth in operating income, any change in compensation is directly proportional to the profit responsibility of the executive team.

        On May 7, 1997 the shareholders approved and ratified the 1997 Executive Incentive Compensation Plan (the "1997 Compensation Plan") which brought the long-established executive incentive compensation plan into technical compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code")—a section which applied to the Company for the first time in 1997. The Compensation Committee is responsible for administration of the 1997 Compensation Plan.

        Except for Mr. Wang, all bonuses accrued for Named Executive Officers and selected other senior officers after the July 1, 1997 effective date were computed and paid from a pool consisting of ten percent of pre-bonus operating income established and maintained according to the terms of the 1997 Compensation Plan. From the inception of the Company to March 31, 1999, Mr. Wang's bonus was paid from a share in the Company standard bonus program for operating units in the Far East under Mr. Wang's supervision. Effective April 1, 1999, Mr. Wang's bonus was computed and paid under the 1997 Compensation Plan.

        All officers of the Company who receive an annual base salary equal to or less than $120,000 are eligible for inclusion in the 1997 Compensation Plan at the discretion of the Compensation Committee. Individual eligibility and allocation is determined quarterly. Any portion of bonus established in the 1997 Compensation Plan which is not allocated by action of the Compensation Committee may be allocated to key officers determined to be eligible in the discretion of the Chief Executive Officer. However, allocations made by the Chief Executive Officer cannot increase the compensation of any Named Executive Officer nor can such an allocation cause any individual to become a Named Executive Officer.

        The percentage of the bonus pool allocated to the Chairman and Chief Executive Officer has changed periodically to allow increased allocations to other executives and as a result of changes in the total number of participating executives. During 2001, the portion of the executive bonus pool allocated by the Compensation Committee to the Chairman and Chief Executive Officer decreased by one percent as a result of changes to participant allocations.

        The 1997 Compensation Plan as adopted by the shareholders and administered by the Compensation Committee mirrors the compensation program that has been in place in each operating office since the inception of the Company. The Company has maintained a consistent compensation philosophy: offer a confident and capable individual a modest base salary and the opportunity to share in a fixed and determinable percentage of the operating profit generated by the business unit under his or her control. Growth in individual compensation will only occur in conjunction with an increase in the contribution to Company profits. Along with the branch manager, key department managers and supervisors share in the distribution of this branch bonus pool.

        Key elements of this compensation philosophy include encouraging each manager to think and act as an entrepreneur, establishing compensation levels that are not perceived as being arbitrary, developing financial rewards that are team-oriented, and closely aligning the interests of the individual employee with the goals of the Company and returns to the shareholders.

        Long-Term Incentives.    The Compensation Committee believes that stock option grants afford a desirable, long-term compensation method because they closely ally the interests of management with shareholder value. During 2001, the Compensation Committee granted stock options for 1,140,400 shares to 1,119 employees including each of the Named Executive Officers. Except in the case of the Chairman and Chief Executive Officer, the Compensation Committee granted stock options based upon recommendations made by senior management. Prior to approving any stock option grants, the Compensation Committee reviews and considers factors such as the employee's current position, length of service, and any prior stock option grants.

        During the 2001 stock option review process, stock option grants for the Named Executive Officers were granted from shares authorized under the 1985 and 1997 Stock Option Plans. Like all other options issued to employees in 2001, these shares were granted with an exercise price equal to 100% of market value with 50% vesting three years from the date of grant, 75% vesting after four years, and 100% vesting after five years. All options granted in 2001 had an expiration date ten years from the date of grant.

        Each executive officer of the Company currently holds unvested stock options. The Compensation Committee believes that unvested options promote stability in the management team and provide a continuing incentive for focus on sustained long-term growth in shareholder value.

        Post Employment—Personal Services Agreement.    The employment contract of the Chairman and Chief Executive Officer contains a provision calling for post employment personal services for a minimum of sixty days per year including up to twenty days of business travel annually. Subject to earlier termination as described below, the personal services agreement will run for a period of ten years or until age seventy, whichever comes first. In exchange, the Chairman and Chief Executive Officer will receive an annual payment initially equal to the base salary received for the most recent twelve months of service. Payments after the first year will be indexed for changes to the CPI or similar index. In the event that retirement occurs prior to age sixty, the initial annual compensation shall be reduced by four percent for each year, or fraction thereof, below age sixty. If the Chairman and Chief Executive Officer were to retire in 2002 the initial annual payment would be $105,600 and the agreement would run for ten years unless terminated as provided below. The contract also extends coverage under the Company standard benefits package as amended from time to time. The Chairman and Chief Executive Officer is prohibited from competing with the Company during the term of the personal services agreement. The obligation of the Company for such compensation is subject to termination in the event of death, disability or willful failure to perform and would also terminate in the event that employment was terminated with cause.

        The Compensation Committee recognizes the key role that continuity in personal relationships play in the global logistics services business. This agreement calling for personal services assures the

Company of the post retirement involvement and loyalty of the Chairman and Chief Executive Officer. In addition, this agreement anticipates and facilitates the eventual orderly transition from one Chief Executive Officer to another while at the same time providing a modest incentive for the incumbent to delay retirement until at least age sixty.

        Policy on Deductibility of Compensation.    Under Section 162(m) of the Code, the Federal income tax deduction for certain types of compensation paid to the Company's Chief Executive Officer and to the four highest compensated officers whose compensation must be reported to shareholders under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is limited to $1,000,000 per officer per taxable year unless such compensation meets certain requirements. The Compensation Committee believes that this limitation will not apply to compensation accrued in 2001. In making future compensation decisions, the Compensation Committee intends to take into account and mitigate to the extent feasible the effect of Section 162(m) as it discharges its responsibilities, although in certain cases the Compensation Committee may award compensation to covered officers which is not fully deductible as a result of this limitation.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

                      James J. Casey
                      Dan P. Kourkoumelis
                      Michael J. Malone
                      John W. Meisenbach

Summary Compensation Table

        The following table shows compensation paid by the Company for services rendered during fiscal years 2001, 2000, and 1999 to the person who was the Chief Executive Officer at the end of fiscal 2001 and the four other most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000 in 2001 (the "Named Executive Officers").

Long-Term Compensation Awards Securities Underlying Options #
Annual Compensation
Name and Principal Position	Fiscal Year	Salary	Bonus(1)		All Other Compensation(2)
Peter J. Rose Chairman and Chief Executive Officer	2001 2000 1999	$110,000 110,000 110,000	$2,239,830 1,976,279 1,691,991	50,000 40,000 80,000	$1,500 1,500 1,500
James L.K. Wang President—Asia	2001 2000 1999	100,000 100,000 100,000	2,131,944 1,872,265 1,495,753	40,000 40,000 40,000	-0- -0- -0-
Glenn M. Alger President and Chief Operating Officer	2001 2000 1999	100,000 100,000 100,000	1,886,172 1,664,236 1,276,684	40,000 40,000 15,000	1,500 1,500 1,500
Robert L. Villanueva Executive Vice President— The Americas	2001 2000 1999	100,000 100,000 120,000	1,343,899 1,185,769 565,981	15,000 10,000 10,000	1,500 1,500 1,500
Rommel C. Saber Executive Vice President—Europe, Africa & Near/ Middle East	2001 2000 1999	100,000 90,000 90,000	1,343,899 1,144,192 922,903	30,000 30,000 20,000	1,500 1,500 1,500

(1)
These amounts were paid pursuant to bonus programs in place since the inception of the Company. Since 1985, the Compensation Committee of the Board of Directors has set the aggregate amount of executive bonuses at ten percent of pre-bonus operating income. Except for Mr. Wang and Mr. Villanueva, all bonuses were computed and paid according to the terms of the 1997 Compensation Plan. Mr. Wang became a participant in the 1997 Compensation Plan effective April 1, 1999 and Mr. Villanueva became a participant effective January 1, 2000. Prior to these dates, Mr. Wang and Mr. Villanueva received their bonuses from a share in the Company standard bonus program for operating units under their respective supervision.

(2)
These amounts include the Company's matching contributions of $.50 for each $1.00 of employee savings, up to a maximum annual Company contribution of $1,500 per qualified employee, under an employee savings plan intended to qualify under Section 401(k) of the Code.

Option Grant Table

        The following table sets forth certain information regarding options granted during 2001 to the Named Executive Officers.

	Option Grants in Last Fiscal Year (1)
	Individual Grants
		% of Total Options Granted to Employees in Fiscal Year			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
	Number of Securities Underlying Options Granted(1)
			Exercise or Base Price ($/Sh)(3)
Name				Expiration Date(2)
					5% ($)	10% ($)
Peter J. Rose	50,000	4.9	49.71	5/9/2011	1,563,500	3,961,500
James L.K. Wang	40,000	3.5	49.71	5/9/2011	1,250,800	3,169,200
Glenn M. Alger	40,000	3.5	49.71	5/9/2011	1,250,800	3,169,200
Robert L. Villanueva	15,000	1.3	49.71	5/9/2011	469,050	1,188,450
Rommel C. Saber	30,000	2.6	49.71	5/9/2011	938,100	2,376,900

(1)
The above grants were made on May 9, 2001 pursuant to the Company's 1985 and 1997 Stock Option Plans ("Option Plans"). All options granted in fiscal 2001 are subject to a vesting schedule. Subject to earlier vesting under the conditions set forth in the Option Plans, fifty percent of the options will be exercisable commencing three years from the date of the grant and twenty-five percent will be exercisable four and five years after the date of the grant, respectively. See "Change in Control Arrangements."

(2)
The options expire ten years after the date of the grant.

(3)
Realizable values are reported net of the option exercise price and ignoring tax consequences. The dollar amounts under these columns are the result of calculations using the standard 5% and 10% rates set by the Securities and Exchange Commission (the "SEC"). Actual gains, if any, on stock option exercises are dependent on future appreciation in value of all outstanding Common Stock. The potential realizable value calculation assumes that the option holder remains employed through the vesting period and then waits until the end of the option term to exercise the option.

Option Exercises and Year-End Option Value Table

        The following table sets forth certain information as of December 31, 2001 regarding options held by the Named Executive Officers.

	Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Value
			Number of Securities Underlying Unexercised Options at December 31, 2001
					Value of Unexercised In-the-Money Options at December 31, 2001(2)
Name	Shares Acquired on Exercise	Value Realized (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Peter J. Rose	140,000	$7,758,496	110,000	188,000	$5,166,940	$3,763,380
James L.K. Wang	160,000	$8,501,046	115,000	165,000	$4,581,150	$3,669,250
Glenn M. Alger	320,000	$17,298,886	147,500	117,500	$7,219,275	$2,236,025
Robert L. Villanueva	-0-	-0-	48,750	42,250	$2,385,688	$827,573
Rommel C. Saber	-0-	-0-	147,500	92,500	$7,434,315	$1,794,425

(1)
Represents the difference between the closing price of the Company's Common Stock on the date of exercise and the exercise price of the options, multiplied by the number of options exercised.

(2)
This value is calculated based on the closing price of the Company's Common Stock at December 31, 2001, less the exercise price multiplied by the number of in-the-money options held. The calculation ignores tax consequences. There is no guarantee that if and when these options are exercised they will have this value.

Stock Price Performance Graph

        The following graph shows a five year comparison of cumulative returns for the Company's Common Stock, the NASDAQ Stock Market (U.S. and Foreign) and NASDAQ Trucking and Transportation Stock Index. The total cumulative return on investment (change in month-end stock price plus reinvested dividends) for each of the periods for the Company, the NASDAQ Stock Market (U.S. and Foreign) and the NASDAQ Trucking and Transportation Index is based on the stock price or index at December 31, 1996.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.,
THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE NASDAQ TRUCKING & TRANSPORTATION INDEX

* $100 INVESTED ON 12/31/96 IN STOCK OR INDEX-
INCLUDING REINVESTMENT OF DIVIDENDS.
FISCAL YEAR ENDING DECEMBER 31.

Employment Contracts

        The Company has entered into employment agreements with the following Named Executive Officers which provide for the base salaries and expiration dates indicated below:

Name and Current Position	Current Base Annual Salary	Expiration Date
Peter J. Rose Chairman and Chief Executive Officer	$110,000	May 2002
James L.K. Wang President—Asia	$100,000	May 2002
Glenn M. Alger President and Chief Operating Officer	$100,000	May 2002
Robert L. Villanueva Executive Vice President—The Americas	$100,000	May 2002
Rommel C. Saber Executive Vice President—Europe, Africa & Near/ Middle East	$100,000	May 2002

        Each of the above employment agreements is automatically renewable upon expiration for additional one-year periods unless either party elects otherwise. Each agreement includes a covenant of the employee not to compete with the Company during its term and for a period of six months following termination, at the option of the Company, provided that no change in control shall have occurred. See "Change in Control Arrangements" below. The Company has the right to terminate any of these agreements at any time. If the Company terminates an agreement without cause during the term thereof, the employee is entitled to receive an amount equal to his last six-months compensation. In other circumstances, such persons will receive a lump sum payment equal to six months base salary in the event the Company elects the post-employment covenant not to compete.

Change in Control Arrangements

        The employment agreement for each executive officer allows the Company to extend the restriction on competition with the Company for at least six months following termination of the employment relationship. The extension is at the sole election of the Company unless the employee terminates the employment relationship by resigning during a specified period surrounding a "change in control," as defined below, in which case the employee may decline any offered lump sum payment and thereby avoid the accompanying restriction on competition.

        Historically, most options granted under the Company's 1985 Plan and the 1997 Plan vest at the rate of 50% three years after the date of grant, and an additional 25% four years after the date of grant, and the balance five years after the date of grant. Certain options granted under the Company's 1997 Plan vest 100% after three years. However, both the 1985 Plan and the 1997 Plan provide that outstanding options will become immediately vested and fully exercisable in connection with the occurrence of a "change in control" of the Company.

        "Change in Control" means either one of the following: (i) when any person (with certain exceptions) becomes the beneficial owner, directly or indirectly, of 50% or more of the combined voting power of the Company's then outstanding securities or (ii) shareholder approval of a transaction involving the sale of all or substantially all of the assets of the Company or the merger of the Company with or into another corporation.

BENEFIT PLANS

        The following summarizes the Company's benefit plans subject to shareholder action at the 2002 Annual Meeting.

SUMMARY OF THE 2002 EMPLOYEE STOCK PURCHASE PLAN

        The following is a description merely of the material features of the 2002 Employee Stock Purchase Plan ("2002 Plan"). The full 2002 Plan is set forth as Appendix A to this Proxy Statement, and the following is qualified in its entirety by reference to Appendix A.

        The maximum number of shares that may be purchased under the Plan is 1,000,000 shares plus whatever shares remain unissued at the conclusion of the 2001-02 plan year for the 1988 Employee Stock Purchase Plan ("1988 Plan")—currently estimated to be no more than 131,724 additional shares. The maximum number of shares is subject to appropriate adjustment in the case of any stock split, stock dividend, reclassification, or similar extraordinary corporate event affecting Company stock. If the 2002 Plan is approved by the shareholders, the last plan year for the 1988 Plan will be the 2001-02 plan year which will end on July 31, 2002 and the first plan year for the 2002 Plan will begin on August 1, 2002.

        The 2002 Plan will be administered by the Compensation Committee of the Board of Directors. The Compensation Committee will have authority to interpret the 2002 Plan, construe its terms, adopt rules and regulations, prescribe forms, and make all determinations under the 2002 Plan.

        Effectively, any full-time employee of the Company, it subsidiaries or any consolidated affiliate (such as the employees of the Taiwan offices) who have been with the Company for sixty (60) days prior to the beginning of the plan year will be eligible to participate in the 2002 Plan. Full-time employees are employees whose customary employment with the Company or any designated subsidiary is more than 20 hours per week and more than five months per year. Approximately 7,590 employees currently would be eligible to participate.

        An eligible employee may enroll for an offering period by filing an enrollment form with the Company prior to the first day of the plan year. In contrast with the 1988 Plan which required annual re-enrollment, after initial enrollment in the 2002 Plan, the employee will be automatically re-enrolled in the 2002 Plan for subsequent offering periods unless he or she files a notice of withdrawal before a new offering period begins, terminates employment, or otherwise becomes ineligible to participate.

        Upon enrollment in the 2002 Plan, the employee must elect the rate at which he or she will make payroll contributions for the purchase of Company stock. Elections can be expressed as a percentage of base salary not to exceed 10%, although an employee's contributions will be adjusted downward to the extent necessary to ensure that he or she will not purchase Company stock having a fair market value, as of the beginning of the offering period, in excess of $25,000 in any single calendar year. The maximum number of shares that can be purchased each year is 3,000. All employee contributions will be made by means of direct payroll deduction. The contribution rate elected by a participant will continue in effect unless the individual elects to withdraw from participation for the plan year. An individual who withdraws will receive a refund of contributions made to date and must re-enroll in order to participate in any subsequent plan year.

        An employee's contributions will be credited to an account maintained on behalf of such employee. The 2002 Plan provides that the initial "offering period" means the approximately one-year period commencing on the first trading day after August 1st and terminating on the last trading day in the following July. The initial offering period under the 2002 Plan will commence August 1, 2002. The Compensation Committee may change the beginning date, ending date, and duration of offering periods on a prospective basis, provided that offering periods will, in all cases, comply with applicable limitations under Section 423 of the Code.

        As described above, the Company will issue shares directly to the custodian for employees' accounts at a price equal to the lesser of 85 percent of the fair market value of Company stock at the beginning of the offering period or 85 percent of the fair market value of Company stock at the end of the offering period. Shares purchased under the 2002 Plan will be credited to the accounts maintained by the custodian for each participant. No interest will be credited on payroll contributions pending investment in Company stock. Dividends paid on Company stock actually credited to participants' accounts will be automatically reinvested in additional shares by the custodian through purchases in the market (no discounts will apply to such dividend reinvestment purchases).

        Participants will have the exclusive right to vote or direct the voting of shares credited to their accounts, and will be permitted to withdraw, transfer, or sell their shares without restriction. Participants' rights under the 2002 Plan are nontransferable except pursuant to the laws of descent and distribution. A participant may terminate enrollment in the 2002 Plan at any time, effective for payroll periods or offering periods beginning after the filing of a notice of termination of enrollment. Enrollment will also terminate upon termination of a participant's employment by the Company, its subsidiaries or consolidated affiliates. The custodian will continue to hold common stock for the account of such a participant until the participant sells or withdraws the common stock, but in no event more than one year after the participant ceases to be employed. No refunds from a participant's cash account are permitted except upon termination of enrollment.

        In the event of a change in control of the Company, the Committee administering the 2002 Plan must set a new date to exercise the option. The new exercise date must be at least 10 days prior to the date that will constitute the change in control as defined in the 2002 Plan.

        The Company will pay costs and expenses incurred in the administration of the 2002 Plan and maintenance of accounts, and will pay brokerage fees and commissions for purchases. The Company will not pay brokerage fees and expenses relating to sales of stock acquired under the 2002 Plan by participants, and participants may be charged reasonable fees by the custodian for withdrawals of share certificates and other specified services. The custodian will be responsible for furnishing account statements to participants.

        The Board of Directors may amend, alter, suspend, discontinue, or terminate the 2002 Plan without further shareholder approval, except that shareholder approval must be obtained within one year after the effectiveness of such action if required by law or regulation or under the rules of any automated quotation system or securities exchange on which the Company's common stock is then quoted or listed, or if such shareholder approval is necessary in order for the 2002 Plan to continue to meet the requirements of Section 423 of the Code. Shareholder approval will not necessarily be required for amendments that might increase the cost of the 2002 Plan or broaden eligibility. The 2002 Plan will continue until terminated by action of the Board, although as noted above the number of shares authorized under the 2002 Plan is limited. Shareholder approval is specifically required for any change in the purchase price of shares to be issued under the 2002 Plan.

FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE
2002 EMPLOYEE STOCK PURCHASE PLAN

        Rights to purchase shares under the 2002 Plan are intended to constitute "options" issued pursuant to an "employee stock purchase plan" within the meaning of Section 423 of the Code. While proposals are pending to change the Federal income tax consequences, the Company believes that under present law the following Federal income tax consequences would generally result under the 2002 Plan:

        (1)  No taxable income results to the participant upon the grant of a right to purchase or upon the purchase of shares for his or her account under the 2002 Plan. Purchases are made on an "after tax" basis as the amount of a participant's payroll contributions under the 2002 Plan will be taxable as ordinary income as if they had been received by the participant.

        (2)  If the participant disposes of shares within two years after the first day of an offering period with respect to which he or she purchased the shares or within one year after the purchase date, then at that time the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of purchase over the amount of the participant's payroll deductions used to purchase the shares. The participant will be considered to have disposed of a share if the participant sells, exchanges, makes a gift or transfers (except by death) legal title to the share.

        (3)  If the participant (i) disposes of shares more than two years after the first day of an offering period with respect to which he or she purchased the shares and more than one year after the purchase date, or (ii) dies at any time while holding shares acquired under the 2002 Plan, then at the time the participant disposes of the shares he or she will recognize ordinary income in an amount equal to the lesser of (x) the fair market value of the shares on the first day of the offering period over the amount of the participant's payroll deductions used to purchase the shares or (y) the excess of the fair market value of the shares on the date of disposition or death over the amount of the participant's payroll deductions used to purchase the shares.

        (4)  In addition, the participant will recognize a long-term or short-term capital gain or loss, as the case may be, in an amount equal to the difference between the amount realized upon any sale of Company common stock and the participant's basis in the common stock (i.e., the purchase price plus the amount, if any, taxed to the participant as ordinary income, as described in (2) and (3) above).

        (5)  If the holding periods described in (2) and (3) above are satisfied, the Company will not receive any deduction for Federal income tax purposes with respect to any discount in the sale price of shares purchased under the 2002 Plan. If either of the holding periods is not satisfied, the Company generally should be entitled to a tax deduction in an amount equal to the amount taxed to the participating U.S. taxpayers as ordinary income.

        (6)  Dividends, if any, on shares purchased pursuant to the 2002 Plan will be taxable as ordinary income in the year paid.

        The foregoing provides only a general description of the application of Federal income tax laws to the 2002 Plan and does not purport to be complete. The summary does not address the effects of other Federal taxes or taxes imposed under state, local, or foreign tax laws. Because of the complexities of the tax laws, participants are urged to consult a tax advisor as to their individual circumstances.

PROPOSAL 2—ADOPTION OF THE 2002 EMPLOYEE STOCK PURCHASE PLAN

        At the 2002 Annual Meeting, the shareholders of the Company will be asked to adopt the 2002 Employee Stock Purchase Plan. Since 1988, the Company has maintained an employee stock purchase plan for the benefit of all employees worldwide. The 1988 Plan provides a means for employees to authorize payroll deductions on a voluntary basis to be used for the periodic purchase of Company stock. Recent employee participation in the 1988 Plan has been as follows:

	Participants Enrolled as of Plan Year
Plan Year				Shares Issued		Plan Purchase Price
	Start	End
1998-99	1,628	1,294		251,391		16.47
1999-00	2,075	1,649		204,018		26.46
2000-01	2,706	2,215		170,914		42.08
2001-02	3,133	2,838	*	124,109	*	47.69	*

*
If plan year ended as of March 11, 2002. The 2001-02 plan year actually ends on July 31, 2002 and these numbers may therefore change.

        The 1988 Plan is scheduled to terminate as of July 31, 2003. However, it is possible that an insufficient number of shares would remain available under the 1988 Plan to fully satisfy all employees who are likely to enroll for the 2002-03 plan year which will begin August 1, 2002.

        At March 11, 2002, options to purchase a total of 1,461,265 shares of Common Stock were outstanding under the Company's Amended 1985 Stock Option Plan, options to purchase a total of 176,000 shares of Common Stock were outstanding under the Amended 1993 Directors' Stock Option Plan, and 3,511,014 shares of Common Stock were outstanding under the Company's Amended 1997 Stock Option Plan. If Proposal 2 is approved, 51,728 shares of Common Stock will be available for grant pursuant to the Amended 1985 Stock Option Plan, 255,833 shares of Common Stock will be available for grant pursuant to the 1988 Plan, 192,000 shares of Common Stock will be available for grant pursuant to the Amended 1993 Directors' Stock Option Plan, 2,601,100 shares of Common Stock will be available for grant pursuant to the Amended 1997 Stock Option Plan, and 1,000,000 shares of Common Stock will be available for grant under the 2002 Plan.

        Because the 1988 Plan will expire in 2003 and in order to provide greater flexibility for employees of subsidiaries and consolidated agents outside the United States, the Board of Directors has adopted the 2002 Plan subject to approval by the shareholders. All employees participating in the 2002 Plan will have equal rights and privileges. Under the 2002 Plan, eligible participants will be able to purchase shares at a price equal to 85 percent of the fair market value of Company stock at either the beginning of an offering period or at the end of the offering period, whichever is less. The 2002 Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

        The Board of Directors believes that the 2002 Plan will encourage broader stock ownership by employees and thereby provide an incentive for employees to contribute to the continued profitability and success of the Company. In particular, the Board intends that the 2002 Plan offers a convenient means for employees who might not otherwise purchase and hold Company common stock to do so and that the discounted sale feature of the 2002 Plan provides a meaningful inducement to participate. While the 1988 Plan required issuance of certificates causing an increase in the number of small shareholders of record, odd lot brokerage transactions for employees and small U.S. Dollar dividend checks, the 2002 Plan provides for shares to be held by a custodian. These features will greatly increase the benefits available to employees residing outside the United States. The Board believes that employees' continuing economic interest, as shareholders, in the performance and success of the Company will further enhance the entrepreneurial spirit that has historically made significant contributions to profitability.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE
FOR PROPOSAL 2—ADOPTION OF THE COMPANY'S 2002
EMPLOYEE STOCK PURCHASE PLAN.

CERTAIN TRANSACTIONS

        In connection with the acquisition of the assets of certain Far East affiliates including Taiwan effective January 1, 1984, the Company agreed to use its best efforts, so long as James L.K. Wang remains a shareholder of the Company and is employed by the Company or any of its affiliates or exclusive agents, to cause one person nominated by Mr. Wang to be elected to the Company's Board of Directors. In addition, the Company agreed that it will make no appointment of a manager for any Far East office without prior consultation with Mr. Wang so long as he remains a shareholder of the Company and is employed by the Company or one of its affiliates or exclusive agents. Pursuant to this agreement, Mr. Wang has been nominated for re-election to the Company's Board of Directors.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

        The Company has selected KPMG LLP to continue as its principal independent public accountants for the current year. Representatives of KPMG LLP are expected to be present at the Annual Meeting and have the opportunity to make a statement, if they so desire, and to respond to appropriate questions.

        Set forth below is information relating to the aggregate KPMG LLP fees for professional services rendered for the fiscal year ended December 31, 2001.

        Audit Fees.    The aggregate KPMG LLP fees for all professional services rendered in connection with the audit of the consolidated financial statements for the fiscal year ended December 31, 2001, and for the reviews of the unaudited consolidated financial statements included in the Quarterly Reports on Form 10-Q for that fiscal year were $622,000.

        Financial Information Systems Design and Implementation Fees.    No fees were billed by or paid to KPMG LLP for professional services relating to financial information systems design and implementation for the fiscal year ended December 31, 2001.

        All Other Fees.    The aggregate KPMG LLP fees for professional services rendered to the Company, other than the services described above under "Audit Fees", for the fiscal year ended December 31, 2001, were $48,000. These consisted of fees for tax consulting and routine international governance matters.

OTHER BUSINESS

        As of the date of this Proxy Statement, management knows of no other business which will be presented for action at the meeting. If any other business requiring a vote of the shareholders should come before the meeting, the persons designated as your proxies will vote or refrain from voting in accordance with their best judgment.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act of 1934, as amended, requires that the Company's directors, certain of its officers, and persons who own more than ten percent of a registered class of the Company's equity securities, file reports of ownership on Form 3 and changes of ownership on Form 4 or 5 with the SEC and the National Association of Securities Dealers. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all such forms they file.

        Based solely on its review of the copies of such forms received by the Company, and on written representations by the Company's officers and directors regarding their compliance with the filing requirements, the Company believes that all reports required from its officers, directors and greater than ten percent beneficial owners were filed on a timely basis during 2001.

SHAREHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING OF SHAREHOLDERS

        Shareholder proposals to be presented at the 2003 Annual Meeting of Shareholders must be received by the Secretary at the Company's executive offices by December 2, 2002, in order to be included in the Company's Proxy Statement and form of proxy relating to that meeting.

        Shareholders who intend to present a proposal at the 2003 Annual Meeting of Shareholders without having the proposal included in the Company's proxy materials are required to provide appropriate notice to the Secretary at the Company's executive offices no later than February 15, 2003. Proposals which do not meet this notice requirement will be subject to discretionary voting authority granted by proxy.

SOLICITATION OF PROXIES

        The proxy accompanying this Proxy Statement is solicited by the Board of Directors of the Company. Proxies may be solicited by officers, directors and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. In addition, the Company has agreed to pay the firm of Allen Nelson & Co. a fee of $7,500 plus reasonable expenses for proxy solicitation services. Solicitations of proxies may be made personally, or by mail, telephone, telegraph, facsimile or messenger.

        The Company, if requested, will pay persons holding shares of Common Stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding soliciting materials to their principals. All such costs of solicitation of proxies will be paid by the Company.

                      By Order of the Board of Directors

                      Jeffrey J. King
                       Secretary

Seattle, Washington
April 1, 2002

APPENDIX A

Expeditors International of Washington, Inc.
2002 Employee Stock Purchase Plan

1.
Purpose.

        The purpose of this 2002 Employee Stock Purchase Plan (the "2002 Plan") is to provide employees of Expeditors International of Washington, Inc. (the "Company"), its Subsidiaries and Consolidated Affiliates with an opportunity to purchase Stock of the Company through accumulated payroll deductions, enabling such persons to acquire or increase a proprietary interest in the Company in order to strengthen the mutuality of interests between such persons and the Company's shareholders, and to provide a benefit that will assist the employer in competing to attract and retain employees of high quality. This 2002 Plan consists of two separate plans, one plan under which options ("Qualified Options") intended to qualify under Section 423 of the Internal Revenue Code of 1986 (the "Code") are granted to employees of the Company or its Subsidiaries and another plan under which options ("Nonqualified Options") that do not so qualify are granted to employees of Consolidated Affiliates. Qualified and Nonqualified Options are referred to in the aggregate as "Options." It is the intention of the Company that the 2002 Plan qualify as an "employee stock purchase plan" under Section 423 of the Code. Accordingly, the provisions of the 2002 Plan shall be construed in a manner consistent with the requirements of the Code.

2.
Definitions.

        For purposes of the 2002 Plan, the following terms shall be defined as set forth below, in addition to such terms as defined in Section 1 hereof:

        "Account" means the account maintained on behalf of the participant by the Custodian for the purpose of investing in Stock and engaging in other transactions permitted under the 2002 Plan.

        "Administrator" means the person or persons designated to administer the 2002 Plan under Section 13(a).

        "Base Pay" means regular straight time earnings, plus bonuses and overtime payments, payments for incentive compensation and other special payments except to the extent that any such item is specifically excluded from the definition of Base Pay by the Committee.

        "Board" means the Company's Board of Directors.

        "Change in Control" means either one of the following: (i) when any ‘person,‘ as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, a subsidiary thereof or a Company employee benefit plan, including any trustee of such plan acting as trustee) becomes the ‘beneficial owner‘ (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities; or (ii) the occurrence of a transaction requiring shareholder approval, and involving the sale of all or substantially all of the assets of the Company or the merger of the Company with or into another corporation.

        "Committee" means the Compensation Committee of the Board or such other committee of two or more non-employee directors that may be designated by the Board to administer the 2002 Plan.

        "Consolidated Affiliates" means entities where the Company maintains unilateral control over assets and operations and where the existence of the parent subsidiary relationship is maintained by means other than record ownership of voting stock.

        "Custodian" means a custodian or any successor thereto as appointed by the Committee from time to time.

        "Employee" means any individual employed continuously for at least sixty (60) days prior to the Enrollment Date by the Company, Subsidiary or a Consolidated Affiliate as a Full Time Employee.

        "Enrollment Date" means the first day of the next Offering Period.

        "Exchange Act" means the Securities Exchange Act of 1934 as amended.

        "Exercise Date" means the last day of each Offering Period.

        "Fair Market Value" means the last sale price for the Common Stock of the Company as reported on the National Association of Securities Dealers Automated Quotation System, or if the stock is traded on a stock exchange, the closing price for the stock on the principal such exchange or, if that day is not a Trading Day, then on the latest previous Trading Day.

        "Full Time Employee" means an employee whose customary employment with the Company, Subsidiary or Consolidated Affiliate is more than 20 hours per week and more than five months per year.

        "Offering Period" means the approximately one-year period commencing on the first Trading Day of August and terminating on the last Trading Day of the following July. The beginning and ending dates and duration of Offering Periods may be changed pursuant to Section 4 of the 2002 Plan.

        "Purchase Price" means an amount equal to 85 percent of the Fair Market Value of a share of Stock on the Enrollment Date or 85 percent of the Fair Market Value of a share of Stock on the Exercise Date, whichever is lower.

        "Reserves" means the number of shares of Stock covered by all options under the 2002 Plan which have not yet been exercised and the number of shares of Stock which have been authorized for issuance under the 2002 Plan, but which have not yet become subject to options.

        "Stock" means the Company's Common Stock, and such other securities as may be substituted for Stock pursuant to Section 18 hereof.

        "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

        "Trading Day" means a day on which the New York Stock Exchange is open for trading.

3.
Eligibility.

        (a)  All Employees (as determined in accordance with Section 2 hereof) of the Company, Subsidiary or Consolidated Affiliate on a given Enrollment Date shall be eligible to participate in the 2002 Plan, subject to Section 5(a).

        (b)  Any provisions of the 2002 Plan to the contrary notwithstanding, no Employee shall be granted an option under the 2002 Plan (i) to the extent that, immediately after the grant, such Employee (or any other person whose Stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock and/or hold outstanding options to purchase such stock possessing five percent or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary, (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiaries accrue at a rate which exceeds $25,000 worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time, or (iii) in excess of 3,000 shares of stock for each calendar year in which such option is outstanding at any time.

        (c)  All participants in the 2002 Plan shall have equal rights and privileges (subject to the terms of the 2002 Plan) with respect to options outstanding during any given Offering Period.

4.
Offering Periods.

        The 2002 Plan shall have consecutive Offering Periods with an initial Offering Period commencing on the first Trading Day in August, 2002 and terminating in the last Trading Day of July, 2003. The Committee shall have the power to change the beginning date, ending date and duration of Offering Periods with respect to future offerings without shareholder approval if such change is announced at least five days prior to the scheduled beginning of the first Offering Period to be affected thereafter, provided that Offering Periods will in all cases comply with applicable limitations under Section 423(b)(7) of the Code.

5.
Participation.

        (a)  Any person who will be an eligible Employee on a given Enrollment Date may become a participant in the 2002 Plan by completing a subscription agreement authorizing payroll deductions and filing it with the Administrator before such Enrollment Date.

        (b)  Payroll deductions for a participant shall commence on the first payroll following the Enrollment Date and shall end on the last payroll in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof.

6.
Payroll Deductions.

        (a)  At the time a participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in a regular amount, expressed as a percentage, not to exceed 10% of Base Pay.

        (b)  All payroll deductions made for a participant shall be credited to his or her Account under the 2002 Plan. A participant may not make any additional payments into such Account.

        (c)  A participant may discontinue his or her participation in the 2002 Plan as provided in Section 10 hereof. Unless otherwise authorized by the Committee, a participant may not change his or her payroll deduction rate during any Offering Period. Absent Committee authorization, any change in the rate shall be effective as of the next Offering Period. A participant's subscription agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

        (d)  The foregoing notwithstanding, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a participant's payroll deductions may be terminated at such time during any Offering Period which is scheduled to end during the current calendar year (the "Current Offering Period") that the aggregate of all payroll deductions accumulated with respect to the Current Offering Period equals $21,250 (or such other limit as may apply under Code Section 423(b)(8)). Payroll deductions shall recommence at the rate provided in such participant's subscription agreement (as previously on file or as changed in accordance with Section 6(c)) at the beginning of the next Offering Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10 hereof.

        (e)  The Company, Subsidiary or Consolidated Affiliate is authorized to withhold from any payment to be made to a participant, including any payroll and other payments not related to the 2002 Plan, amounts of withholding and other taxes due in connection with any transaction under the 2002 Plan, including any disposition of shares acquired under the 2002 Plan, and a participant's enrollment in the 2002 Plan will be deemed to constitute his or her consent to such withholding. At the time of a participant's exercise of an option or disposition of shares acquired under the 2002 Plan, the Company may require the participant to make other arrangements to meet tax withholding obligations as a condition to the exercise of rights or distribution of shares or cash from the participant's Account. In addition, a Participant may be required to advise the Company of sales and other dispositions of Stock acquired under the 2002 Plan in order to permit the Company to comply with tax laws and to claim any tax deductions to which the Company may be entitled with respect to the 2002 Plan.

7.
Grant of Option.

        On the Enrollment Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on the Exercise Date of such Offering Period, at the applicable Purchase Price, up to a number of shares of Stock determined by dividing such Employee's payroll deductions accumulated prior to such Exercise Date and retained in the Participant's Account as of the Exercise Date by the applicable Purchase Price; provided that such purchase shall be subject to the limitations set forth in Sections 3(b) and 12 hereof. Exercise of the option shall occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof.

8.
Exercise of Option.

        Participant's option for the purchase of shares shall be exercised automatically on the Exercise Date, and the maximum number of shares subject to option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her Account. Shares purchased shall include fractional shares calculated to at least three decimal places, unless otherwise determined by the Committee. If fractional shares are not to be purchased for a participant's Account, any payroll deductions accumulated in a participant's Account not sufficient to purchase a full share shall be retained in the participant's Account for the subsequent Offering Period, subject to earlier withdrawal by the participant as provided in Section 10 hereof. During a participant's lifetime, a participant's option to purchase shares hereunder is exercisable only by him or her.

9.
Delivery of Shares; Participant Accounts.

        (a)  At or as promptly as practicable after the Exercise Date for an Offering Period, the Company will deliver the shares of Stock purchased to the Custodian for deposit into the participant's Account.

        (b)  Cash dividends on any Stock credited to a participant's Account will be automatically reinvested in additional shares of Stock; such amounts will not be available in the form of cash to participants. All cash dividends paid on Stock credited to participants' Accounts will be paid over by the Company to the Custodian at the dividend payment date. The Custodian will aggregate all purchases of Stock in connection with the 2002 Plan for a given dividend payment date. Purchases of Stock for purposes of dividend reinvestment will be made as promptly as practicable (but not more than 30 days) after a dividend payment date. The Custodian will make such purchases, as directed by the Committee, in transactions on any securities exchange upon which Stock is traded, otherwise in the over-the-counter market, or in negotiated transactions. Any shares of Stock distributed as a dividend or distribution in respect of shares of Stock or in connection with a split of the Stock credited to a participant's Account will be credited to such Account. In the event of any other non-cash dividend or distribution in respect of Stock credited to a participant's Account, the Custodian will, if reasonably practicable and at the direction of the Committee, sell any property received in such dividend or distribution as promptly as practicable and use the proceeds to purchase additional shares of Common Stock in the same manner as cash paid over to the Custodian for purposes of dividend reinvestment.

        (c)  Each participant will be entitled to vote the number of shares of Stock credited to his or her Account (including any fractional shares credited to such Account) on any matter as to which the approval of the Company's shareholders is sought. If a participant does not vote or grant a valid proxy with respect to shares credited to his or her Account, such shares will be voted by the Custodian in accordance with any stock exchange or other rules governing the Custodian in the voting of shares held for customer accounts. Similar procedures will apply in the case of any consent solicitation of Company shareholders.

10.
Withdrawal of Payroll Deductions or Shares; Termination of Employment.

        (a)  If a participant terminates his or her payroll deduction rate during an Offering Period, the cash balance contributed for the year shall be refunded as soon as practicable. Payroll deductions shall not automatically resume at the beginning of the succeeding Offering Period unless such individual delivers to the Administrator a new subscription agreement.

        (b)  Upon a participant's ceasing to be an Employee for any reason (including upon the participant's death), he or she shall be deemed to have elected to withdraw from the 2002 Plan and the payroll deductions credited to such participant's Account during the Offering Period but not yet used to exercise the option shall be returned to such participant as soon as practicable or, in the case of his or her death, to the person or persons entitled thereto under Section 14 hereof, and such participant's option shall be automatically terminated.

        (c)  If a participant elects to withdraw shares from his or her Account, one or more certificates for whole shares shall be issued in the name of, and delivered to, the participant, with such participant receiving cash in lieu of fractional shares based on the Fair Market Value of a share of Stock on the date of withdrawal. If shares of Stock are transferred from a participant's Account to a broker-dealer or financial institution that maintains an account for the participant, only whole shares shall be transferred and cash in lieu of any fractional share shall be paid to such participant based on the Fair Market Value of a share of Stock on the date of transfer. A participant seeking to withdraw or transfer shares of Stock must give instructions to the Custodian in such manner and form as may be prescribed by the Committee and the Custodian, which instructions will be acted upon as promptly as practicable. Withdrawals and transfers will be subject to any fees imposed in accordance with Section 10(e) hereof.

        (d)  Upon a participant's ceasing to be an Employee for any reason, the Custodian will continue to maintain the participant's Account until the earlier of such time as the participant withdraws or transfers all Stock in the Account or one year after the participant ceases to be employed by the Company, its Subsidiaries or Consolidated Affiliates. At the expiration of such one-year period, the assets in participant's Account shall be withdrawn or transferred as elected by the participant or, in the absence of such election, as determined by the Committee.

        (e)  Costs and expenses incurred in the administration of the 2002 Plan and maintenance of Accounts will be paid by the Company, including annual fees of the Custodian and any brokerage fees and commissions for the purchase of Stock upon reinvestment of dividends and distributions. The foregoing notwithstanding, the Custodian may impose or pass through a reasonable fee for the withdrawal of Stock in the form of stock certificates (as permitted under Section 10(c)), and reasonable fees for other services unrelated to the purchase of Stock under the 2002 Plan, to the extent approved in writing by the Company and communicated to participants. In no circumstance shall the Company pay any brokerage fees and commissions for the sale of Stock acquired under the 2002 Plan by a participant.

11.
Interest.

        No interest shall accrue on the payroll deductions of a participant in the 2002 Plan.

12.
Stock.

        (a)  The maximum number of shares of Stock which shall be made available for sale under the 2002 Plan shall be one million (1,000,000) shares plus any shares transferred to Reserves from the 1988 Employee Stock Purchase Plan ("1988 Plan") pursuant to Section 24, subject to further adjustment as provided in Section 18 hereof. If, on a given Exercise Date, the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the 2002 Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

        (b)  The participant shall have no interest or voting right in shares purchasable upon exercise of his or her option until such option has been exercised.

        (c)  Shares acquired through dividend reinvestment shall be purchased on the open market unless otherwise determined by the Committee.

13.
Administration.

        (a)  The 2002 Plan shall be administered by the Committee. The Committee shall have full and final authority to construe, interpret and apply the terms of the 2002 Plan, to determine eligibility and to adjudicate all disputed claims filed under the 2002 Plan. The Committee may, in its discretion, delegate authority to the Administrator. Every finding, decision and determination made by the Committee or Administrator shall, to the full extent permitted by law, be final and binding upon all parties (except for any reserved right of the Committee to review a finding, decision or determination of the Administrator). The Committee, Administrator, and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any executive officer, other officer or employee of the Company, Subsidiary, Consolidated Affiliate, the Company's independent auditors, consultants or any other agents assisting in the administration of the 2002 Plan. Members of the Committee or Administrator and any officer or employee of the Company, Subsidiary or Consolidated Affiliate acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the 2002 Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

        (b)  The Custodian will act as custodian under the 2002 Plan, and will perform such duties as are set forth in the 2002 Plan and in any agreement between the Company and the Custodian. The Custodian will establish and maintain, as agent for each participant, an Account and any sub-accounts as may be necessary or desirable for the administration of the 2002 Plan.

14.
Designation of Beneficiary.

        (a)  A participant may file a written designation of a beneficiary who is to receive shares and cash, if any, from the participant's Account under the 2002 Plan in the event of (i) such participant's death subsequent to an Exercise Date on which the option is exercised, but prior to a distribution to such participant of shares or cash then held in the participant's Account or (ii) such participant's death prior to exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

        (b)  Subject to spousal consent, if applicable, such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the 2002 Plan who is living at the time of such participant's death, any shares or cash otherwise deliverable under Section 14(a) shall be delivered to the participant's estate.

15.
Transferability.

        Neither payroll deductions credited to a participant's Account nor any rights with regard to the exercise of an option or to receive shares under the 2002 Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 14 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect.

16.
Use of Funds.

        All payroll deductions received or held by the Company under the 2002 Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

17.
Reports.

        An individual Account shall be maintained by the Custodian for each participant in the 2002 Plan. Statements of Account shall be given to each participant at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased, any remaining cash balance, and other information deemed relevant by the Committee.

18.
Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, or Change in Control.

        (a)  Changes in Capitalization. The Committee shall proportionately adjust the Reserves and the price per share and the number of shares of Stock covered by each option under the 2002 Plan which has not yet been exercised for any increase or decrease in the number of issued shares of Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Stock, or other extraordinary corporate event which affects the Stock in order to prevent dilution or enlargement of the rights of participants. The determination of the Committee with respect to any such adjustment shall be final, binding and conclusive.

        (b)  Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period shall terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee.

        (c)  Change in Control. In the event of a Change in Control, the Committee shall shorten the Offering Period then in progress by setting a new Exercise Date (the "New Exercise Date"). The New Exercise Date shall be before the date that will constitute the Change in Control. The Committee shall notify each participant in writing, at least ten business days prior to the New Exercise Date, that the Exercise Date for the participant's option has been changed to the New Exercise Date and that the participant's option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

19.
Amendment or Termination.

        (a)  The Board may at any time and for any reason terminate or amend the 2002 Plan. Except as provided in Section 18 hereof, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Board of Directors by shortening the Offering Period and accelerating the Exercise Date to a date not prior to the date of such Board action if the Board determines that termination of the 2002 Plan is in the best interests of the Company and its shareholders. Except as provided in Section 18 and this Section 19, no amendment may make any change in any option theretofore granted which materially adversely affects the rights of any participant, and any amendment will be subject to the approval of the Company's shareholders not later than one year after Board approval of such amendment if such shareholder approval is required by any Federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, or if such shareholder approval is necessary in order for the 2002 Plan to continue to meet the requirements of Section 423 of the Code, and the Board may otherwise, in its discretion, determine to submit any amendment to shareholders for approval. For the avoidance of doubt, any action to change the purchase price of shares to be made available for sale under the 2002 Plan shall always be subject to shareholder approval.

        (b)  Without shareholder consent and without regard to whether any participant rights may be considered to have been "adversely affected," the Committee shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. Dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Stock for each participant properly correspond with amounts withheld from the participant's compensation, and establish such other limitations or procedures as the Committee determines in its sole discretion are advisable and consistent with the 2002 Plan. Without limiting the generality of the foregoing, the Committee may, but shall not be required to, modify or eliminate grants to persons who are otherwise eligible to receive options under this 2002 Plan who are foreign nationals or employed outside the United States to recognize differences in local law, tax policy or custom.

20.
Notices.

        All notices or other communications by a participant to the Company under or in connection with the 2002 Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21.
Conditions Upon Issuance of Shares.

        The Company shall not be obligated to issue shares with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Exchange Act, the Securities Act of 1933, as amended, all regulations promulgated thereunder, and the requirements of any stock exchange or automated quotation system upon which the shares may then be listed or quoted, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

22.
No Right to Options or to Employment.

        This contract is between the Company and the individual participant and does not in any way alter or amend the existing employment relationship with the Company, its Subsidiary or Consolidated Affiliate. Participation in the 2002 Plan shall in no way constitute any form of agreement or understanding binding on the Company, Subsidiary or Consolidated Affiliate, express or implied, of continued employment for any length of time, nor shall participation in the 2002 Plan interfere in any way with the lawful rights of the actual employer to terminate the employment relationship, which rights are hereby reserved for that particular legal entity.

23.
Limitations on Sales of Stock Purchased Under the 2002 Plan.

        The 2002 Plan is intended to provide common stock for investment and not for resale. The Company does not, however, intend to restrict or influence any participant in the conduct of his or her own affairs. A participant, therefore, may sell stock purchased under the 2002 Plan at any time, subject to compliance with any applicable Federal or state securities laws; provided, however, that because of certain Federal tax requirements, each participant will agree by entering the 2002 Plan, promptly to give the company notice of any such stock disposed of within two years after the date of the grant of the applicable option, showing the number of such shares disposed of. THE INDIVIDUAL EMPLOYEE ASSUMES THE RISK OF ANY MARKET FLUCTUATIONS IN THE PRICE OF THE STOCK.

24.
2002 Plan Effective Date and Shareholder Approval.

        The 2002 Plan shall become effective upon approval by the Company's shareholders by a vote sufficient to meet the requirements of Section 423(b)(2) of the Code at the next annual meeting of the shareholders to be held May 8, 2002, which is prior to the first Exercise Date. In the event that the 2002 Plan is approved by the Company's shareholders, the final plan year for the existing 1988 Plan shall close on July 31, 2002 and the 1988 Plan shall be terminated upon distribution of shares purchased in such final plan year with any remaining shares registered for issuance under the 1988 Plan being transferred to Reserves under this 2002 Plan.

PROXY	PROXY

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Peter J. Rose and Jeffrey J. King, and each of them, as proxies, each with full power of substitution, to represent and to vote for and on behalf of the undersigned, as designated below, the number of shares of common stock of Expeditors International of Washington, Inc. that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on May 8, 2002, or at any adjournment thereof. The undersigned directs that this proxy be voted as indicated on the reverse side.

PLEASE MARK YOUR VOTE ON THE REVERSE SIDE, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

-------------------------------------------------------------------------------------------------------------------------------------------------

- FOLD AND DETACH HERE -

/ X /	Please mark your votes as in this example	2910
1. Election of Directors: Nominees: P.J. Rose,	FOR all nominees (except as indicated to the contrary below).	WITHHOLD AUTHORITY to vote for all nominees named below.			FOR	AGAINST	ABSTAIN
J.L.K. Wang, R.J. Gates, J.J. Casey, D.P. Kourkoumelis, M.J. Malone, J.W. Meisenbach	/ /	/ /	2.	Adoption of the 2002 Employee Stock Purchase Plan as described in the Company's proxy statement dated April 1, 2002.	/ /	/ /	/ /
INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee's name in the following space:			3.	In their discretion, the holders of this proxy are authorized to vote upon such other business as may properly come before the meeting.

			This proxy, when properly executed, will be voted in the manner directed on this proxy card. The Board of Directors recommends a vote FOR all nominees designated on this proxy card and a vote FOR approval of the 2002 Employee Stock Purchase Plan. If no specification is made, all shares represented by this proxy will be voted FOR all of said nominees, FOR approval of the 2002 Employee Stock Purchase Plan, and will be voted in accordance with the discretion of the proxies on all other matters which may come before the meeting or any adjournment.
			The undersigned hereby revokes any proxy or proxies hereunto given for such shares and ratifies all that said proxies or their substitutes may lawfully do by virtue hereof.
			Please sign exactly as name appears on this proxy. If stock is held jointly, both persons should sign. Persons signing in a representative capacity should give their title.
			PLEASE PROMPTLY DATE, SIGN AND RETURN THIS PROXY CARD.
Signature	Date

NOTE: Please sign exactly as name appears herein, joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

-------------------------------------------------------------------------------------------------------------------------------------------------

QuickLinks

INFORMATION REGARDING PROXIES
VOTING SECURITIES
PRINCIPAL HOLDERS OF VOTING SECURITIES
PROPOSAL 1—ELECTION OF DIRECTORS
AUDIT COMMITTEE REPORT
EXECUTIVE COMPENSATION
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN* AMONG EXPEDITORS INTERNATIONAL OF WASHINGTON, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX AND THE NASDAQ TRUCKING & TRANSPORTATION INDEX
BENEFIT PLANS
SUMMARY OF THE 2002 EMPLOYEE STOCK PURCHASE PLAN
FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE 2002 EMPLOYEE STOCK PURCHASE PLAN
PROPOSAL 2—ADOPTION OF THE 2002 EMPLOYEE STOCK PURCHASE PLAN
CERTAIN TRANSACTIONS
RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS
OTHER BUSINESS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SHAREHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING OF SHAREHOLDERS
SOLICITATION OF PROXIES
Expeditors International of Washington, Inc. 2002 Employee Stock Purchase Plan